EXHIBIT 2.2
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                               AGREEMENT OF MERGER
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         THIS  AGREEMENT  OF MERGER  (this  "Agreement  of Merger")  dated as of
November 22, 1999, is entered into by and among Breakthrough Electronics, Inc., a Nevada corporation ("BEI"), Digital DJ Subsidiary, Inc., a Nevada corporation ("Merger Sub"), and Digital DJ, Inc., a California corporation ("DDJ").

         1. DDJ is a California corporation organized on December 5, 1991 and has approximately 16,000,000 shares of Common Stock (the "DDJ Common Stock") outstanding.

         2. Merger Sub is a Nevada corporation organized on October 13, 1999 and has one share of Common Stock (the "Merger Sub Common Stock") outstanding.

         3. Merger Sub is a wholly-owned subsidiary of BEI.

         4. Merger Sub shall be merged with and into DDJ and DDJ shall be the surviving corporation (the "Merger").

         5. The Merger shall become effective on the later of November 22, 1999 or at the time of the filing of this Agreement of Merger with the Secretary of State of the State of California (the "Effective Time").

         6. The Merger shall have the effect set forth in Section 1107 of the California General Corporation Law (the "California Law"). Without limiting the generality of the foregoing, at the Effective Time, the separate existence of Merger Sub shall cease and DDJ shall succeed, without other transfer, to all rights and property of Merger Sub and shall be subject to all the debts and liabilities of Merger Sub in the same manner as if DDJ had itself incurred them. All rights of creditors and all liens upon the property of Merger Sub and DDJ shall thereafter be preserved unimpaired, provided that such liens upon property of Merger Sub shall be limited to the property affected thereby immediately prior to the time the Merger is effective.

         7. The Articles of Incorporation of DDJ are not amended by the Merger.

         8. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into and become one share of common stock of DDJ.

         9. Subject to Section 13, each share of DDJ Common Stock issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into one share of BEI Common Stock (the "BEI Stock").

         10.Promptly after the Effective Time, each DDJ shareholder who has surrendered a certificate for DDJ Common Stock (a "DDJ Certificate") to BEI,


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together with such documents as BEI shall reasonably request,  shall be entitled to receive in exchange therefor certificates representing that number of shares (rounded down to the nearest whole number) of BEI Stock which such Shareholder has the right to receive pursuant to Section 9 (together with any cash in lieu of fractional shares of BEI Stock pursuant to Section 13). Accordingly, certificates for shares of BEI Stock shall be immediately delivered to the Shareholders of DDJ. Each DDJ Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 10, each DDJ Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (i) the certificates representing shares of BEI as contemplated by this Section 10, (ii) a cash payment in lieu of any fractional shares of BEI Stock as contemplated by Section 13, and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to BEI Stock as contemplated by Section 11.

         11. Dividends and other distributions declared or made after the Effective Time with respect to BEI Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered DDJ Certificate with respect to the BEI Stock represented thereby.

         12. All shares of BEI Stock issued upon the surrender for exchange of shares of BEI Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 11 or 13) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of DDJ Common Stock, and, at and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of DDJ of the shares of DDJ Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, DDJ Certificates are presented to DDJ for any reason, they shall be cancelled and exchanged as herein provided.

         13. No certificates or scrip representing fractional shares of BEI shall be issued upon the surrender for exchange of DDJ Certificates pursuant to
Section 10 and no dividend, stock split or other change in the capital structure of BEI shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights as a security holder of BEI. Each DDJ Shareholder shall be entitled to an amount of cash equal to $.001 multiplied by the fractional share interest of BEI Stock to which such Shareholder is entitled.

         14. None of the DDJ Shareholders has exercised appraisal rights with respect to the DDJ Common Stock in accordance with Sections 1300, et seq., of the California Law.

         15. BEI, Merger Sub, DDJ and the holders of DDJ Common Stock are parties to an Agreement and Plan of Merger dated November 22, 1999 (the "Plan of Merger"). The Merger of Agreement and the Plan of Merger are intended to be construed together in order to effectuate their purposes.

         16. This Agreement of Merger and the Plan of Merger are intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

                    [Signatures appear on the following page]


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         IN WITNESS  WHEREOF,  the  parties  have caused  this  Agreement  to be executed on their behalf by the undersigned, thereunto duly authorized.

                                                BREAKTHROUGH ELECTRONICS,
INC.



                                                By:

                                                   Its:


                                                DIGITAL DJ, INC.



                                                By:
                                                   Its:


                                                DIGITAL DJ SUBSIDIARY, INC.



                                                By:
                                                   Its:



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